Exhibit 99.1

9663 Santa Monica Blvd., #959 Beverly Hills, CA 90210 Tel: (310) 860-2501 Fax: (310) 860-1854 info@fpcapitalgroup.com
First Physicians Capital Group Announces Preliminary Fiscal 2010 Results
Friday, January 14, 2011
BEVERLY HILLS, Calif. — January 13, 2011 — First Physicians Capital Group, Inc. (“FPCG” or the “Company”) (OTC BB: FPCG), an operator of healthcare services firms, announced preliminary un-audited results for the Company’s fiscal year ended September 30, 2010 (“Fiscal 2010”).
The Company completed a strategic review of its operations at the end of the recent fiscal year. The Company determined that the best course was to reorganize its operations. This decision was based upon a combination of factors including, but not limited to, input from potential merger partners, potential equity and debt funding sources, operating performance significantly below expectations for certain of its facilities, and as a response to local market economic conditions including the expected impact of changes in healthcare law.
In pursuit of this reorganization, FPCG has undertaken the following strategic initiatives beginning in Fiscal 2011:
•	Sold underperforming facilities in its portfolio of assets in Oklahoma
•	Held certain operations as discontinued or held for sale as they are not expected to meet operating performance expectations or internal hurdle rates in Fiscal 2011
•	Reduced and outsourced certain back office and administrative functions to better align cost structures and business volume
•	Reorganized operations and real estate holdings into separate entities to better match current and future working capital sources and needs
The Company will provide further updates on the progress of its reorganization and transition plan, and on any related transactions and financings with its first fiscal quarter 10-Q filing in February or earlier regulatory filings as necessary.
The Company continues to work with its auditors to complete its Form 10-K filing for Fiscal 2010 and it expects to file prior to or on February 10, 2011. The Company also expects to file its Form 10-Q for the first fiscal quarter ended December 31, 2010 in a timely manner on or about February 15, 2011. As mentioned above, the Company has been working on a number of material transactions subsequent to the close of its Fiscal 2010 year. Given the potential financial impact on reported results, FPCG and its auditors are taking the time to complete the audit and financial statements with these latest transactions in mind. The Company’s stock symbol, FPCG.OB, may carry an “E” after the ticker symbol for a period of time until its Form 10-K is filed. The Company believes it will continue to trade on the OTC BB exchange during this period.

9663 Santa Monica Blvd., #959 Beverly Hills, CA 90210 Tel: (310) 860-2501 Fax: (310) 860-1854 info@fpcapitalgroup.com
Table 1. First Physicians Capital Group, Inc. Preliminary Consolidated Income Statement (in thousands)

	Fiscal Year Ended
	Sep. 30, 2009	Fiscal Year Ended Sep. 30, 2010			Fiscal Year Ended Sep. 30, 2010
	FPCG	FPCG	Assets Sold/	FPCG Consol	Discont.	Pro Forma	FPCG Consol
	Consol	Consol	Held for Sale	Pro Forma	Ops	Adj(1)	Pro Forma
Revenue from services	$39,090	$39,502	$5,170	$34,332	$10,852	$—	$23,481

Cost and expenses:

Selling, general and administrative expenses	39,514	38,161	7,274	30,886	11,426	—	19,460

Provision for doubtful accounts	4,561	5,914	863	5,051	262	—	4,789

Amortization of stock-based compensation	1,245	1,078	—	1,078	—	—	1,078

Impairment of long-lived assets and goodwill	209	—	—	—	—	—	—

Depreciation and amortization	1,102	1,470	124	1,346	387	—	959

Total costs and expenses	46,631	46,623	8,262	38,362	12,075	—	26,286

Operating income	(7,541)	(7,121)	(3,092)	(4,029)	(1,224)	—	(2,805)

Interest income	42	496	4	492	42	109	559

Interest expense	(2,094)	(2,012)	(824)	(1,188)	(584)	—	(604)

Other income (expense)	(281)	—	—	—	104	—	(104)

Minority interest	(177)	(681)	—	(681)	—	—	(681)

Net loss from operations before taxation and non-cash beneficial conversion feature	(10,051)	(9,319)	(3,913)	(5,407)	(1,662)	109	(3,636)

Taxation	—	—	—	—	—	—	—
Non-cash beneficial conversion feature preferred dividend	(317)	(48)	—	(48)	—	—	(48)
Net loss allocable to common stockholders	$(10,368)	$(9,367)	$(3,913)	$(5,454)	$(1,662)	$109	$(3,684)

EBITDA	$(4,985)	$(4,573)	$(2,968)	$(1,605)	$(836)	$—	$(769)

FPCG Corporate Overhead	(3,607)	(2,660)	—	(2,660)	—	—	(2,660)
EBITDA less
FPCG Corporate Overhead	$(1,378)	$(1,912)	$(2,968)	$1,055	$(836)	$—	$1,892

Notes:

(1)	Pro forma adjustment made for approximately $109,000 of annual interest income earned on seller note received as consideration for sale of discontinued assets.
Important Notice
It should be noted that EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States of America (GAAP). EBITDA should not be considered as an alternative to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the Company’s calculations of EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The Company discloses EBITDA as it is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The Company believes that disclosure of EBITDA is helpful to those reviewing its performance, as EBITDA provides information on the Company’s ability to meet debt service, capital expenditure and working capital requirements and management believes that EBITDA is also a useful indicator of the Company’s operating performance.

9663 Santa Monica Blvd., #959 Beverly Hills, CA 90210 Tel: (310) 860-2501 Fax: (310) 860-1854 info@fpcapitalgroup.com
To better facilitate comparisons from reporting period to reporting period on the productivity of our healthcare facilities operations, non-GAAP supplemental information is provided. The Company highlights:
•	Revenue from Services
•	Provisions for Doubtful Accounts (Bad Debt Expense)
•	EBITDA less FPCG Corporate Overhead
•	FPCG Corporate Overhead, our overhead expense at the corporate holding company
About First Physicians Capital Group, Inc.
First Physicians Capital Group, Inc. is an operator of healthcare services firms in the U.S. For more information, please visit www.fpcapitalgroup.com.
Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risks disclosed in the Company’s Forms 10-K and 10-Q filed with the Securities Exchange Commission.

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